EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - ERNST & YOUNG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.        Registration Statement (Form S-8) pertaining to the Clear Channel 2008 Executive Incentive Plan; Amended and Restated Clear Channel  Communications, Inc. 2001 Stock Incentive Plan (No. 333-152647); and

2.        Registration Statement (Form S-8) pertaining to the Clear Channel Nonqualified Deferred Compensation Plan (No. 333-152648)

of our reports dated February 19, 2013, with respect to the consolidated financial statements and schedule of CC Media Holdings, Inc., and the effectiveness of internal control over financial reporting of CC Media Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Antonio, Texas

February 19, 2013